EXHIBIT 4.1

SENIOR SUBORDINATED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

AT ALL TIMES AFTER THE EXECUTION OF AN INTERCREDITOR AGREEMENT (BUT IN NO EVENT PRIOR THERETO), THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY WILL BE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THE INTERCREDITOR AGREEMENT AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AT ALL TIMES AFTER THE  EXECUTION THEREOF.

SECURITY CAPITAL CORPORATION

10%-16% SENIOR SUBORDINATED PROMISSORY NOTE
DUE SEPTEMBER 30, 2008

$30,000,000.00	New York, New York
January 14, 2004

FOR VALUE RECEIVED, the undersigned, SECURITY CAPITAL CORPORATION, a Delaware corporation (“Company”), hereby promises to pay to the order of J.H. Whitney Mezzanine Fund, L.P., a Delaware limited partnership (“WMF”), or its registered assigns (the “Holder”), the principal sum of THIRTY MILLION DOLLARS ($30,000,000.00) on September 30, 2008 (the “Maturity Date”), with interest thereon from time to time as provided herein.

1.               Purchase Agreement.  This Senior Subordinated Promissory Note (the “Note”) is issued by the Company, on the date hereof, pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof by and between the Company and WMF, and is subject to the terms thereof.  This Note, together with all promissory notes issued pursuant to paragraph 12 hereof are hereinafter referred to as the “Notes.”  The Holder is entitled to the benefits of this Note and the Purchase Agreement, as it relates to the Note, and may enforce the agreements of the Company contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto.  Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement.

2.               Interest.  The Company promises to pay interest (“Interest”) on the principal amount of this Note at the rate of (i) until the earlier of (x) September 30, 2004 and (y) the completion of the Transaction (such earlier date, the “Reset Date”), 10% per annum and (ii) thereafter, 16% (the “Interest Rate”).  Such Interest shall be payable as specified below.  Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest in full, and shall be computed on the basis of a 360-day year of twelve 30-day months.  If the Company is required to withhold or deduct any amount from any interest payment under the Note in respect of Taxes, the Company shall withhold or deduct such amount, pay it to the appropriate government authority and tender the Holder of the Note appropriate evidence of such payment.  Any amounts so withheld or deducted by the Company shall be treated as paid to the Holder for all purposes of this Note and the Purchase Agreement.  Interest shall be paid as follows:

(a)                                  Basic Interest.  The Company shall pay interest (the “Basic Interest”) on the principal amount of this Note in cash at the rate of, until the Reset Date, 10% per annum, and thereafter, 12% per annum (the “Basic Interest Rate”).  Such payments shall be made quarterly on each March 31, June 30, September 30 and December 31 of each year or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”), beginning on March 31, 2004, by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder.  In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check in the applicable amount payable to the order of Holder is received by the Holder at its last address as reflected in the Company’s note register; if no such address appears, then to such Holder in care of the last address in such note register of any predecessor holder of this Note (or its predecessor).

(b)                                 PIK Interest.  After the Reset Date, the Company shall pay interest (“PIK Interest”) on the principal amount of this Note at a rate of 4% per annum (the “PIK Interest Rate”), by delivery to the Holder, by a date no later than each Interest Payment Date, of an additional promissory note (each a “PIK Note”) having an aggregate principal amount equal to the accrued but unpaid PIK Interest on this Note (and the amount of accrued but unpaid PIK Interest on any previously delivered PIK Notes) and otherwise having substantially identical terms to this Note (including, with respect to the Interest Rate).  Interest (which, for the avoidance of doubt, includes both Basic Interest and PIK Interest) on each PIK Note shall accrue from the Interest Payment Date in respect of which such additional PIK Note was issued until repayment of the principal and payment of all accrued interest in full.  If for any reason one or more PIK Notes shall not be delivered in accordance herewith, Interest shall accrue on this Note such that the aggregate Interest due and payable on the Maturity Date and on each Interest Payment Date would be the same as if all PIK Notes not issued had been issued, and the principal payable on the Maturity Date with respect to this Note shall be an amount equal to the sum of the principal outstanding hereunder and the aggregate principal which would be outstanding if the PIK Notes not issued had been issued.

(c)                                  Default Rate of Interest.  Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue principal of and overdue Interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the sum of (i) the then applicable Interest Rate, and (ii) an additional 2% per annum, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the sum of (i) the Interest Rate then applicable, and (ii) an additional 2% per annum.  Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.

(d)                                 Calculation of Interest.  Basic Interest shall be computed at all times without regard to PIK Interest or the PIK Interest Rate.  PIK Interest shall be computed at all times without regard to Basic Interest or the Basic Interest Rate.

(e)                                  No Usurious Interest.  The rate of interest payable on this Note or other amount shall in no event exceed the maximum rate permissible under Requirements of Law.  If the rate of interest payable on this Note or other amount is ever reduced as a result of this Section and at any time thereafter the maximum rate permitted by Requirements of Law shall exceed the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided by Requirements of Law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section.  Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Company.

3.               Mandatory Prepayment/Redemption.

(a)                                  Qualified Public Offering.  Upon the consummation of a Qualified Public Offering, the Company shall, at the election of each Holder, prepay the then outstanding principal amount of each Holder’s Note in accordance with the redemption prices (the “Mandatory Redemption Prices”) set forth below (expressed as a percentage of the then outstanding principal amount of the Note(s)), together with Interest accrued thereon through the date of such prepayment, and reasonable out-of-pocket costs and expenses (including, reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment. If the consummation of a Qualified Public Offering shall occur during the consecutive 12-month period immediately preceding January 14 of the calendar year set forth below, the Mandatory Redemption Price shall be determined based upon the percentage of the outstanding principal amount of the Note(s) which corresponds to the period in question, as provided below.

Period	Mandatory Redemption Price
2005	105%
2006	103%
2007	101%
Thereafter	100%

The Company shall pay the Mandatory Redemption Price, together with Interest accrued thereon, within 3 Business Days after receipt by the Company or any of its Subsidiaries of the proceeds of such Qualified Public Offering.

(b)                                 Change of Control.  Upon the occurrence of a Change of Control, the Company shall, at the election of each Holder, prepay the outstanding principal amount of each Holder’s Note in accordance with the Mandatory Redemption Prices set forth above in Section 3(a), together with interest accrued thereon through the date of such prepayment.  If the occurrence of a Change of Control shall occur during the consecutive 12-month period immediately preceding January 14 of the calendar year set forth above in Section 3(a), the Mandatory Redemption price shall be determined based upon the percentage of the outstanding principal amount of the Note(s) which corresponds to the period in question.  The Company shall pay the Mandatory Redemption Price, together with interest accrued thereon, within 5 Business Days after the occurrence of a Change of Control.

(c)                                  Notice.  The Company shall give written notice to the Holder of any mandatory prepayment pursuant to this Section 3 at least three (3) Business Days prior to the date of such prepayment.  Such notice shall be given in the manner specified in Section 11.02 of the Purchase Agreement.

(d)                                 Failure to Consummate the Transaction or to Satisfy Release Conditions.  If on September 30, 2004 the Transaction shall not yet have been consummated or any of the Release Conditions (as defined in the Cash Collateral Pledge Agreement) shall not have been satisfied, the Company shall, at the election of each Holder, prepay the then outstanding principal amount of each Holder’s Note at a price equal to par, together with Interest accrued thereon through the date of such prepayment, and reasonable out-of-pocket costs and expenses (including, reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment.  The Company shall pay such amount, together with Interest accrued thereon, within 3 Business Days after receipt by the Company of the Holder’s election under this Section 3(e).

(f)                                    PIK Notes Not Delivered.  If for any reason one or more PIK Notes shall not be delivered in accordance with Section 2(b) of this Note, the principal amount of this Note for purposes of calculating the amounts due pursuant to this Section 3 shall be deemed to be the principal of this Note plus the principal of all PIK Notes not so delivered, provided, however, that the amounts due pursuant to this Section 3 shall not exceed the amounts due pursuant to this Section 3 which would have been payable if all PIK Notes required to be delivered in accordance with Section 2(b) of this Note had actually been delivered.

4.               Optional Prepayment/Redemption.

(a)                                  Upon notice given to the Holder as provided in Section 4(b), the Company, at its option, may prepay all or any portion of the principal amount of this Note at any time, by paying to the Holder an amount equal to the redemption prices (the “Optional

Redemption Prices”) set forth below (expressed as a percentage of the outstanding principal amount being prepaid, from time to time) together with Interest accrued and unpaid thereon to the date fixed for such prepayment, and reasonable out-of-pocket costs and expenses (including, reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment, however, each prepayment of less than the full outstanding balance of the principal amount of this Note shall be in an aggregate principal amount of not less than $1,000,000.00, or integral multiples of $250,000.00 in excess thereof, and; provided, further, that unless this Note and all Notes shall be paid in full, the aggregate principal balance of the Notes outstanding at any time shall be at least $5,000,000.00.  If such prepayment is to be made by the Company to the Holder before or on the Reset Date, the Optional Redemption Price shall be 100%.  If such prepayment is to be made by the Company to the Holder after the Reset Date and during the consecutive 12-month period immediately preceding January 14, of the calendar year set forth below, the Optional Redemption Price shall be determined based upon the percentage of the then outstanding principal amount of this Note which corresponds to the period in question:

Period	Optional Redemption Price
2005	105%
2006	103%
2007	101%
Thereafter	100%

(b)                                 The Company shall give written notice of prepayment of this Note, or any portion thereof, pursuant to this Section 4 not less than 10 nor more than 60 days prior to the date fixed for such prepayment.  Such notice of prepayment pursuant to this Section 4 shall be given in the manner specified in Section 11.02 of the Purchase Agreement.  Upon notice of prepayment pursuant to this Section 4 being given by the Company, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof so called for prepayment, at the applicable Optional Redemption Price set forth above with respect to the outstanding principal amount of this Note or the portion thereof so called for prepayment, together with Interest accrued and unpaid thereon to the date fixed for such prepayment, and the costs and expenses referred to in Section 4(a).

(c)                                  All optional prepayments under this Section 4 shall include payment of accrued Interest on the principal amount of this Note so prepaid and shall be applied first to all costs, expenses and indemnities payable under the Purchase Agreement, then to payment of default interest, if any, then to payment of the Basic Interest, then to payment of the PIK Interest, and thereafter to principal.

(d)                                 If for any reason one or more PIK Notes shall not be delivered in accordance with Section 2(b) of this Note, the principal amount of this Note for purposes of calculating the Optional Redemption Price shall be deemed to be the principal of this Note plus the principal of all PIK Notes not so delivered, provided, however, that the Optional Redemption Price payable with respect to this Note and all PIK Notes actually delivered pursuant hereto in the aggregate shall not exceed the Optional Redemption Price which would have been payable if all PIK Notes required to be delivered in accordance with Section 2(b) of this Note had actually been delivered.

5.               Amendment.  Amendments and modifications of this Note may be made only in the manner provided in Section 11.04 of the Purchase Agreement.

6.               Defaults and Remedies.

(a)                                  Events of Default.  An “Event of Default” shall occur if:

(i)                                     the Company shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(ii)                                  the Company shall default in the payment of any part of any installment of Basic Interest according to its terms, when and as the same shall become due and payable and such default shall continue for a period of 5 Business Days or Company shall fail to deliver any PIK Note, or an appropriate amount of cash in lieu thereof pursuant to Section 2(b), when and as the same shall become deliverable or payable, as the case may be, and such failure shall continue for a period of 5 Business Days after request for the delivery or payment thereof, as the case may be, by the Holder; or

(iii)                               the Company shall default in the due observance or performance of any covenant to be observed or performed pursuant to Sections 8.01, 8.02(a), 8.03, 8.09, 8.10, 8.11, 8.12(a) or 8.13 or Article 9 of the Purchase Agreement; provided, however, that so long as WMF is the Holder of the entire unpaid principal amount of the Note(s), a default under the foregoing Sections of Article 8 or Article 9 shall become an Event of Default only if such default shall continue for a period of 10 days after notice from WMF; or

(iv)                              the Company or any other Group Member shall default in the due observance or performance of any other covenant, condition or agreement on the part of the Company or any other Group Member to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement or any of the Investment Documents (other than those referred to in clauses (i), (ii) or (iii) of this Section 6(a)), and such default shall continue for 30 days after the earliest of (A) the date the Company is required pursuant to the Investment Documents or otherwise to give notice thereof to the Holder (whether or not such notice is actually given), or (B) the date that written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Company by any Holder; or

(v)                                 any representation, warranty or certification made by or on behalf of the Company or any Group Member in the Purchase Agreement, this Note, any other Investment Document or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect when made in any material respect (except to the extent such representation, warranty or certification by its terms is already subject to a materiality limit or qualifier in whatever form, in which case the last four words preceding this parenthetical shall not apply); or

(vi)                              the Company or any other Group Member (a) defaults under any instrument evidencing or relating to any Indebtedness of (or guaranteed by) the Company or any other Group Member (except Senior Indebtedness under the Senior Loan Agreement, which is provided for in clause (b) below), which default is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness before the expiration of the grace period provided in such instrument or any other breach or default (or other event or condition) shall occur under any such instrument, if the effect of such breach or default (or such other event or condition) is to cause, or to permit the holder or holders of such Indebtedness (or a Person on behalf of such holder or holders) to cause (upon the giving of notice, the lapse of time or both, or otherwise) such Indebtedness to become or be declared due and payable prior to its stated maturity and the aggregate principal amount of all such Indebtedness in default aggregates $500,000 or more, or (b) defaults under any Senior Loan Document, which default is caused by a failure to pay principal of or premium, if any, or interest on such Senior Indebtedness outstanding thereunder before the expiration of any grace period provided therefor in such instrument or any other breach or default (or other event or condition) shall occur under any Senior Loan Documents and shall result in any such Senior Indebtedness becoming or being declared due and payable prior to its stated maturity; or

(vii)                           any uninsured damage to or loss, theft or destruction of any assets of the Company or any other Group Member shall occur that is in excess of $500,000 individually or in the aggregate; or

(viii)                        an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or any other Group Member, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any other Group Member, or for a substantial part of its property or assets, or (C) the winding up or liquidation of the Company or any other Group Member; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(ix)                                the Company or any other Group Member shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (viii) of this Section 6(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any other Group Member, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (g) take any action for the purpose of effecting any of the foregoing; or

(x)                                   one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by insurance) shall be rendered against any Group Member and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Group Member to enforce any such judgment; or

(xi)                                any proceedings shall be instituted against the Company or any other Group Member by Possible Dreams, any member of the Pumpkin Group or the P.D. Holdings Group, any trustee in the Bankruptcy Proceeding or in any bankruptcy proceeding involving any member of the Pumpkin Group or the P.D. Holdings Group, any creditors committee appointed in the Bankruptcy Proceeding or in any bankruptcy proceeding involving any member of the Pumpkin Group or the P.D. Holdings Group or one or more creditors of Possible Dreams or any member of the Pumpkin Group or the P.D. Holdings Group seeking (A) the recovery of any amount pursuant to any alleged or actual guarantee, Contingent Obligation or otherwise, on any theory of liability whatsoever, whether under the Bankruptcy Code or otherwise or (B) any other right or remedy against or involving the Company or any Group Member including remedies of substantive consolidation or veil piercing; or

(xii)                         (A) Any Termination Event occurs that, when taken together with all other Termination Events that have occurred, can reasonably be expected to result in a liability of any Group Member or ERISA Affiliate in excess of $250,000; or

(B) any Group Member or ERISA Affiliate shall have committed one or more failures described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA for all such failures is at least $250,000; or

(C) any Group Member or ERISA Affiliate shall fail to make full payment (including all required installments) when due of all amounts that, under the provisions of any Plan or Multiemployer Plan or applicable law, such Person is required to pay as contributions thereto or payments thereunder, which, together with all other such failures, would result in a liability to any Group Member or ERISA Affiliate exceeding $250,000; or

(D) any Group Member or ERISA Affiliate shall have incurred any accumulated funding deficiency in excess of $250,000, whether or not waived, with respect to any Plan, or any lien is imposed on the assets of any Group Member or ERISA Affiliate which, together with all other such liens, exceeds $250,000; or

(E) any Group Member or ERISA Affiliate, as an employer under a Multiemployer Plan, shall have incurred (or been notified by the sponsor of any such plan) of withdrawal liability in an amount exceeding $250,000; or

(F) any Group Member or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such plan is in reorganization, insolvency, or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization, insolvency, or termination, the aggregate annual contributions of all Group Members and ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvency, or being terminated have been or will be increased over the amounts contributed to such plans for the respective plan years that include the Closing Date by an amount exceeding $250,000.

(b)                                 Acceleration.  If an Event of Default occurs under Section 6(a)(viii) or (ix), then the outstanding principal of and all accrued Interest on the Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  If any other Event of Default occurs and is continuing, the Required Purchasers, by written notice to the Company, may declare the principal of and accrued Interest on the Note to be immediately due and payable.  Upon such declaration, such principal and Interest shall become immediately due and payable.  The Required Purchasers may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or Interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.  Any notice or rescission shall be given in the manner specified in Section 11.03 of the Purchase Agreement.

7.               Subordination.  At any time after the execution and delivery of an Intercreditor Agreement with respect to this Note (but in no event prior thereto), this Note shall be subordinate and junior in right of payment to the Senior Indebtedness as provided in the Intercreditor Agreements.

8.               Use of Proceeds.  The Company shall use the principal amount of this Note in accordance with the permitted uses described in Section 8.10 of the Purchase Agreement.

9.               Suits for Enforcement.

(a)                                  Subject to the Intercreditor Agreements, upon the occurrence of any one or more Events of Default, any Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or this Note or in aid of the exercise of any power granted in the Purchase Agreement or this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

(b)                                 In case of any Default or Event of Default, the Company will pay to the Holder such amounts as shall be sufficient to cover the costs and expenses of such Holder due to such Default or Event of Default, as provided in Article 7 of the Purchase Agreement.

10.         Remedies Cumulative.  No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

11.         Remedies Not Waived.  No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

12.         Transfer.

(a)                                  The term “Holder” as used herein shall also include any transferee of all or any portion of this Note whose name has been recorded by the Company in the Note Register.  Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the

Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b)                                 The Company shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note.  Upon the issuance of this Note, the Company shall record the name and address of the initial purchaser of this Note in the Note Register as the first Holder.  Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $1,000,000 (except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000) of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder’s attorney duly authorized in writing.

(c)                                  This Note may be transferred or assigned, in whole or in part, by the Holder at any time, provided that no transfer may be made (i) to a Person that is not an Eligible Assignee or (ii) if such transfer would result in there being more than 8 holders of the Note.

13.         Replacement of Note.  On receipt by the Company of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Company, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.  If required by the Company, such Holder must provide indemnity sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer if a lost, stolen or destroyed Note is replaced and/or is subsequently found or recovered.

14.         Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements contained in this Note by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

15.         Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing in accordance with Section 11.02 of the Purchase Agreement.

16.         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

17.         Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

18.         Rules of Construction.  Unless the context otherwise requires, “or” is not exclusive, “including” is not limiting, and references to sections or subsections refer to sections or subsections of this Note.  References in this Note to any agreement, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications.  References in this Note to any law (or any part thereof) include any successor law and any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

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19.         Headings.  The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

SECURITY CAPITAL CORPORATION

By:	/s/ BRIAN D. FITZGERALD
Name: Brian D. Fitzgerald
Title: President and Chief Executive Officer

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